EXHIBIT 99

Media Contact	November 9, 2006
Andy Brimmer, 205-410-2777	For Immediate Release

HEALTHSOUTH REPORTS THIRD QUARTER RESULTS

Positive Trends in Surgery Division

Strong 75% Rule Compliant Case Growth

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today filed its quarterly financial statements on Form 10-Q for the period ended September 30, 2006 with the United States Securities and Exchange Commission (the “SEC”).

“While the results for the third quarter were somewhat mixed, due in large part to weaker volumes in the acute care hospital sector, I am very pleased with our development efforts as we continued to implement our consolidation strategy in the inpatient rehabilitation sector. In the quarter, we announced the completion of a joint venture in Tucson, Arizona, broke ground on a brand new inpatient rehabilitation hospital in Fredericksburg, Virginia, and announced the construction of a new 50-bed inpatient rehabilitation hospital in the Phoenix market. Coupled with our recently announced acquisition of Wichita Valley Rehabilitation Hospital, these accomplishments are tangible evidence that our consolidation strategy is beginning to take shape,” said HealthSouth President and Chief Executive Officer, Jay Grinney. “I also am encouraged by the strong compliant case growth in our inpatient division and the continued turnaround in our surgery division. Our outpatient and diagnostic divisions’ performance declined from 2005, but we expect improved performance from these divisions in 2007. As we continue to consider the disposition of our surgery, outpatient, and diagnostic divisions, we are pleased with the level of interest we have seen in the possible acquisition of these divisions, which reinforces the value of their assets and management teams.”

“The Company’s pre-tax loss from continuing operations of $68.3 million is principally explained by two items,” said John Workman, HealthSouth Executive Vice President and Chief Financial Officer. These two items are our provision for government, class action, and related settlement expenses of $28.4 million and a $28.7 million loss on our interest rate swap. Our provision for government, class action, and related settlements primarily includes charges, a portion of which will not require a cash outflow, related to ongoing settlement discussions with our subsidiary partnerships related to the restatement of their historical financial statements.”

Consolidated Results

Net operating revenues for the third quarter were $731.2 million, a 4.6% decline from the same quarter a year ago. The revenue decline is a result of (i) the continued negative impact of the 75% Rule and negative Medicare pricing pressure in the inpatient division; (ii) facility closures (which do not qualify as discontinued operations) primarily in the outpatient, surgery, and diagnostic divisions; and (iii) four surgery centers that became equity method investments rather than consolidated entities during the third quarter of 2006.

The Company reported a pre-tax loss from continuing operations of $68.3 million for the third quarter of 2006 compared to its pre-tax income from continuing operations of $10.5 million for the third quarter of 2005. The third quarter of 2006 includes a $28.7 million charge for a loss on an interest rate swap related to the Company’s $2.05 billion Term Loan Facility, in addition to other charges viewed as temporary and discussed under “Segment Highlights.”

Segment Highlights

Operating Earnings are a key performance measure used by management to assess the results of each operating segment. Operating earnings include divisional overhead, but exclude corporate overhead. Operating earnings include the effect of minority interests in earnings of consolidated affiliates and equity in net income of nonconsolidated affiliates.

Inpatient Division

Net operating revenues in the inpatient division decreased by 4.6%, or $20.2 million, quarter over quarter due to declining volumes as a result of the continued implementation of the 75% Rule and negative Medicare pricing pressure. New pricing goes into effect October 1, 2006 and will have some favorable impact to the division. However, the strategic focus on growing compliant cases continues to yield strong results. Compliant case growth was 4.9% in the third quarter.

Operating earnings margin declined from 24.1% in the third quarter of 2005 to 20.5% in the third quarter of 2006. This decline is the result of lower volumes, the negative effect of Medicare reimbursement changes, and the higher costs of salaries and benefits (including inflationary increases needed to retain qualified personnel) and supplies related to treating more acute patients without a corresponding price increase.

The third quarter included consulting expenses and an increase in the provision for doubtful accounts related to the installation of an upgraded patient accounting system that will be installed in all facilities by the end of November 2006. These items totaled approximately $6 million. We believe the distraction associated with this system implementation and its negative impact on our provision for doubtful accounts to be temporary.

Surgery Centers Division

Net operating revenues in the surgery centers division decreased by 2.0%, or $3.6 million, quarter over quarter, which is an improvement over the division’s first quarter and second quarter of 2006 performance when this division experienced a 6.7% and 3.4% quarter over quarter decline, respectively, in net operating revenues. The decrease in the third quarter of 2006 was primarily the result of four surgery centers that became equity method investments rather than consolidated entities after the third quarter of 2005 and the closure of seven facilities that did not qualify as discontinued operations.

Operating earnings margin increased to 12% in the third quarter from 10.1% in the same quarter a year ago, which continues the margin expansion reported in the second quarter of 2006. The division’s focus on improving volumes, resyndication efforts, and cost control strategies were the drivers of this improvement.

Outpatient Division

The outpatient division experienced a decline in net operating revenues of $9.6 million in the third quarter of 2006 compared to the same quarter of 2005 as a result of continued competition, closures of underperforming facilities, and the annual per-beneficiary limitations on Medicare outpatient therapy services (effective January 1, 2006). The division has reduced its exposure to physician-owned physical therapy sites through its initiatives to diversify its referral sources and expects its exposure to this competitive threat to lessen beginning in 2007.

Operating earnings margin declined to 5.9% from 9.5% in the same quarter a year ago, as the division’s efforts to reduce expenses were not able to offset the lost revenue.

Diagnostic Division

The diagnostic division, which is not considered part of the Company’s core business, experienced a decline in net operating revenues of $1.0 million, or 1.8%, during the third quarter of 2006 as compared to the third quarter of 2005 due to competitive pressures and the closure of underperforming facilities that did not qualify as discontinued operations.

The division has a negative operating margin of (20.0%) in the third quarter of 2006 compared to break even results in the third quarter of 2005. The decline is primarily related to added expenses from the installation of a new billing and collection system (including a $5.8 million increase in the division’s provision for doubtful accounts) and reduced profitability as a result of a negative case mix change in scanning activity.

Corporate and Other

The operating loss of our corporate and other segment increased $14.0 million from the same quarter a year ago. The third quarter of 2005 included a $37.9 million recovery related to Meadowbrook. The third quarter of 2006 includes a $35.0 million recovery from our former chief executive officer, Richard M. Scrushy, in addition to a $10.0 million reduction of a reserve for legal fees due Mr. Scrushy. The third quarter 2006 benefits were offset by a provision for settlement expenses of $28.4 million and additional stock-based compensation charges due to our adoption of Financial Accounting Standards Board Statement No. 123(R) on January 1, 2006.

Cash Flow and Balance Sheet

Cash and cash equivalents were $34.2 million as of September 30, 2006. Total debt was $3.3 billion. Payments on government settlements and litigation were $87.2 million and capital expenditures were $78.5 million for the nine months ended September 30, 2006.

HealthSouth’s Form 10-Q for the quarterly period ended September 30, 2006 can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q filed today.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	September 30,
	2006	2005

Net operating revenues	$731,207	$766,307
Operating expenses:
Salaries and benefits	344,385	339,438
Professional and medical director fees	17,867	17,250
Supplies	69,584	68,501
Other operating expenses	147,052	173,476
Provision for doubtful accounts	34,309	22,756
Depreciation and amortization	38,473	40,249
Recovery of amounts due from Richard M. Scrushy	(35,000)	-
Recovery of amounts due from Meadowbrook	-	(37,902)
Loss on disposal of assets	2,973	959
Impairment of intangible assets	7	-
Impairment of long-lived assets	193	1,460
Government, class action, and related settlements
expense	28,420	-
Professional fees—accounting, tax, and legal	23,774	33,072
Total operating expenses	672,037	659,259
Gain on early extinguishment of debt	(6)	-
Interest expense and amortization of debt discounts and
fees	82,493	82,904
Interest income	(1,253)	(3,739)
Loss on sale of investments	3,049	149
Loss on interest rate swap	28,711	-
Equity in net income of nonconsolidated affiliates	(6,677)	(4,521)
Minority interests in earnings of consolidated affiliates	21,124	21,722
(Loss) income from continuing operations before
income tax expense	(68,271)	10,533
Provision for income tax expense	4,582	10,339
(Loss) income from continuing operations	(72,853)	194
Loss from discontinued operations, net of income tax
expense	(3,291)	(11,735)
Net loss	$(76,144)	$(11,541)
Convertible perpetual preferred dividends	(6,500)	-
Net loss available to common shareholders	$(82,644)	$(11,541)
Comprehensive loss:
Net loss	$(76,144)	$(11,541)
Other comprehensive income, net of tax:
Foreign currency translation adjustment	439	8
Unrealized gain on available-for-sale securities	1,587	18
Other comprehensive income	2,026	26
Comprehensive loss	$(74,118)	$(11,515)
Weighted average common shares outstanding:
Basic	79,631	79,419
Diluted	92,944	79,662
Basic and diluted loss per share:
Loss from continuing operations available to
common shareholders	$(1.00)	$0.00
Loss from discontinued operations, net of tax	(0.04)	(0.15)
Net loss per share available to common shareholders	$(1.04)	$(0.15)

HealthSouth Corporation Supplemental Non-GAAP Disclosures (In Thousands)

	Three Months Ended
	September 30,
	2006	2005

(Loss) income from continuing operations	$(72,853)	$194
Income tax expense	4,582	10,339
Depreciation and amortization	38,473	40,249
Interest expense, net	81,240	79,165
Other debt related expense	28,705	-
Other adjustments under Debt Agreements (a):
Professional fees	23,774	33,072
Impairment charges	200	1,460
Government, class action, and related settlements expense	28,420	-
All other (b)	9,359	10,372
Adjusted Consolidated EBITDA (1)	$141,900	$174,851

(1) Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe Adjusted Consolidated EBITDA is an important measure that supplements discussion and analysis of our results of operation. We believe that it is useful to investors.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income as an operating performance measure or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(a) Our Senior Credit Facility and Senior Notes allow certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

(b) All other.

	Three Months Ended
	September 30,
	2006	2005
	(In Thousands)

Non-cash losses on asset disposals	$3,448	$2,385
Compensation expense under FASB No. 123 (R)	3,595	-
Restructuring charges under FASB Statement No. 146	1,348	249
Other	968	7,738
All Other	$9,359	$10,372

HealthSouth Corporation Supplemental Segment Information (In Thousands)

	Three Months Ended September 30, 2006 and 2005
	Inpatient		Surgery Centers		Outpatient	Diagnostic	Corporate and Other
Net operating revenues:
3Q 2006	$419,879		$177,348		$77,934	$51,846	$4,200
3Q 2005	$440,092		$180,912		$87,571	$52,817	$23,341

Operating earnings (loss):
3Q 2006	$86,030		$21,204		$4,598	$(10,384)	$(56,725)
3Q 2005	$105,993		$18,206		$8,279	$71	$(42,702)

Depreciation and amortization:
3Q 2006	$15,376		$8,207		$3,120	$6,208	$5,562
3Q 2005	$15,070		$8,305		$3,258	$5,468	$8,148

Number of facilities as of
September 30, 2006	193	(a)	149	(b)	585	71	5

(a)	includes 91 outpatient satellites
(b)	includes 3 surgical hospitals

HealthSouth Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited) (In Thousands)

	September 30, 2006	December 31, 2005
Assets

Current Assets:
Cash and cash equivalents	$34,167	$175,630
Current portion of restricted cash	120,833	151,370
Marketable securities	-	23,839
Current portion of restricted marketable securities	10,292	-
Accounts receivable, net of allowance for doubtful accounts of $131,629 in
2006; $122,334 in 2005	414,074	396,031
Other current assets	139,246	127,385
Total current assets	718,612	874,255
Property and equipment, net	1,124,830	1,184,391
Goodwill	921,373	911,403
Intangible assets, net	46,780	54,150
Investment in and advances to nonconsolidated affiliates	58,607	46,388
Other long-term assets	414,942	521,626
Total assets	$3,285,144	$3,592,213
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$59,285	$33,811
Accounts payable	117,086	121,778
Accrued expenses and other current liabilities	469,019	478,228
Refunds due patients and other third-party payors	113,113	142,883
Current portion of government, class action, and related settlements	380,080	333,124
Total current liabilities	1,138,583	1,109,824
Long-term debt, net of current portion	3,254,164	3,368,066
Government, class action, and related settlements, net of current portion	46,851	135,245
Other long-term liabilities	255,922	246,057
	4,695,520	4,859,192
Commitments and contingencies
Minority interest in equity of consolidated affiliates	299,030	273,742
Convertible perpetual preferred stock	387,403	-
Shareholders’ Deficit:
Total shareholders’ deficit	(2,096,809)	(1,540,721)
Total liabilities and shareholders’ deficit	$3,285,144	$3,592,213

HealthSouth Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Thousands)

	Nine Months Ended September 30,
	2006	2005

Net cash (used in) provided by operating activities	$(75,635)	$88,562
Net cash provided by (used in) investing activities	53,134	(119,749)
Net cash used in financing activities	(120,788)	(154,966)
Effect of exchange rate on cash and cash equivalents	316	(322)
Decrease in cash and cash equivalents	(142,973)	(186,475)
Cash and cash equivalents at beginning of period	175,630	448,724

Cash and cash equivalents of discontinued operations at beginning of period	1,964	11,040

Less: Cash and cash equivalents of discontinued operations at end of period	(454))	(6,020)
Cash and cash equivalents at end of period	$34,167	$267,269

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on November 9, 2006 to discuss its results for the third quarter of 2006.

The conference call may be accessed by dialing 866-491-4244 and entering pass code 8069200. International callers should dial 973-582-2815 and enter the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from November 9 until November 23, 2006. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

HealthSouth executives will also make presentations at the Merrill Lynch Leveraged Finance Conference in Las Vegas on November 14; the JP Morgan Small/Mid Cap Conference in Boston on November 14; and the Merrill Lynch Health Services Investor Conference in New York on November 28.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation’s largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Qs for the quarters ended March 31, 2006 and June 30, 2006.

2